First Federal Of Olathe Bancorp, Inc.
                          Proposed Holding Company for
              First Federal Savings and Loan Association of Olathe
                                 Olathe, Kansas

                          Proposed Marketing Materials

                                                       12/8/99






                          Prepared by: John Andrew Hitt
                               Trident Securities

                               Marketing Materials
                         First Federal of Olathe Bancorp
                                 Olathe, Kansas

                                Table of Contents

I.                Press Releases
                  A.       Explanation
                  B.       Schedule
                  C.       Distribution List
                  D.       Press Release Examples

         II.       Advertisements
                  A.       Explanation
                  B.       Schedule
                  C.       Advertisement Examples

         III.      Question and Answer Brochure

         IV.       Individual Letters and Community Meeting Invitations

V.                Counter Cards and Lobby Posters
                  A.       Explanation
                  B.       Quantity

VI.               Proxy Reminder
                  A.       Explanation
                  B.        Example

VII.               Subscription Rights Notice
                  A.        Explanation
                  B.        Example

                                I. Press Releases


A.       Explanation

         In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises First Federal to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

         Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B.       Schedule

         1.       OTS Approval of Conversion

         2.       Close of Stock Offering

                              C. Distribution List

                           National Distribution List



National Thrift News                        Wall Street Journal
212 West 35th Street                        World Financial Center
13th Floor                                  200 Liberty
New York, New York  10001                   New York, NY  10004
Richard Chang

American Banker                             SNL Securities
---------------                             --------------
One State Street Plaza                      Post Office Box 2124
New York, New York  10004                   Charlottesville, Virginia  22902
Michael Weinstein

Barrons                                     Investors Business Daily
Dow Jones & Savings Bank                    12655 Beatrice Street
Barrons Statistical Information             Post Office Box 661750
200 Burnett Road                            Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
229 West 43rd Street
New York, NY  10036

                                Local Media List




Newspaper

Akron Beacon Journal                                Times Reporter
Akron, Kansas                                       New Philadelphia, Kansas
(330) 996-3700                                      (330) 364-5577
(330) 376-9235 (fax)                                (330) 364-8449 (fax)


Radio

WJER Radio                                          WTUZ Radio
New Philadelphia, Kansas                            New Philadelphia, Kansas
(330) 343-7755                                      (330) 339-2222
(330) 364-4538 (fax)                                (330) 339-5930 (fax)

WBTC Radio
Uhrichsville, Kansas
(740) 922-2700
(740) 922-2702 (fax)

D.       Press Release Examples
         PRESS RELEASE                          FOR IMMEDIATE RELEASE
                                                For More Information Contact:
                                                Mitch Ashlock, President and CEO
(913) 782-0026

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE

                        CONVERSION TO STOCK FORM APPROVED

         Olathe, Kansas (______, 2000) - Mitch Ashlock, President and CEO of First Federal Savings and Loan Association of Olathe ("First Federal"), Olathe, Kansas announced today that First Federal has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In connection with the Conversion, First Federal has formed a holding company, First Federal Of Olathe Bancorp, Inc. ("First Federal of Olathe Bancorp"), to hold all of its outstanding capital stock.

         First Federal of Olathe Bancorp is offering up to _______ shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain account holders and borrowers of First Federal will have an opportunity to subscribe for stock in a Subscription Offering that closes at 12:00 noon on ___________. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given to natural persons and trusts of natural persons residing in ________ County, Kansas. The Subscription Offering, and the Community Offering, if conducted, will be managed by Trident Securities of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed on or about __________.

         As a result of the Conversion, First Federal will be structured in the stock form and will be a wholly-owned subsidiary of First Federal of Olathe Bancorp. According to Mr. Ashlock, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

         Customers with questions concerning the stock offering should call First Federal's Stock Information Center at ___________________, or visit First Federal's main office.

PRESS RELEASE #2                         FOR IMMEDIATE RELEASE
                                         For More Information Contact:
                                         Mitch Ashlock, President and CEO
                                        (913) 782-0026

    FIRST FEDERAL OF OLATHE BANCORP, INC. COMPLETES INITIAL PUBLIC OFFERING


         Olathe, Kansas - (_______, 2000) Mitch Ashlock, President and CEO of First Federal Savings and Loan Association of Olathe ("First Federal"), announced today that First Federal Of Olathe Bancorp, Inc. ("First Federal of Olathe Bancorp") the proposed holding company for First Federal, has completed its initial stock offering in connection with First Federal's conversion from a mutual to a stock organization. A total of _______ shares were sold at the price of $10.00 per share.

         On ________________, First Federal's Plan of Conversion was approved by its voting members at a special meeting.

         Mr. Ashlock said that the officers and boards of directors of First Federal of Olathe Bancorp and First Federal wished to express their thanks for the response to the stock offering and that First Federal looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock will commence trading on _____________ on the OTC Electronic Bulletin Board under the symbol "____".
Trident Securities of Raleigh, North Carolina managed the stock offering.

                               II. Advertisements

A.       Explanation

         The intended use of the attached advertisement "A" is to notify First Federal's customers and members of the local community that the conversion offering is underway.

         The intended use of advertisement "B" is to remind First Federal's customers of the closing date of the Subscription Offering.

B.       Media Schedule

     1. Advertisement A - To be run immediately following OTS approval and possibly run weekly for the first three weeks.

     2. Advertisement B - To be run during the last week of the subscription offering.


         Trident may feel it is necessary to run more ads in order to remind customers of the close of The Subscription Offering, and the Community Offering, if conducted.

         Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

         These ads will run in the local newspapers.

         The ad size will be as shown or smaller.

   This is neither an offer to sell nor a solicitation of an offer to buy the stock of First Federal of Olathe Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy First Federal of Olathe Bancorp stock would be unlawful. The shares of First Federal of Olathe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.


New Issue                                                 ________________, 2000




                                 _______ Shares

                     These shares are being offered pursuant
                        to the Plan of Conversion whereby

              First Federal Savings and Loan Association of Olathe

                       Olathe, Kansas, will convert from a
                  federally-chartered mutual savings bank to a
                     federally-chartered stock savings bank
                     and become a wholly owned subsidiary of

                      First Federal Of Olathe Bancorp, Inc.

                                  Common Stock

                                ---------------
                             Price $10.00 Per Share
                                ---------------


                               Trident Securities

                For a copy of the prospectus call _____________.

Advertisement (B)

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE

                       _________, 2000 IS THE DEADLINE TO
             SUBSCRIBE FOR STOCK OF FIRST FEDERAL OF OLATHE BANCORP


        Customers of First Federal Savings and Loan Association of Olathe
         have the opportunity to invest in First Federal by subscribing for common stock in its proposed holding company.

                         FIRST FEDERAL OF OLATHE BANCORP

                  A Prospectus relating to these securities is
                available at our Stock Information Center located at our main office. The telephone number for the
                   Stock Information Center is _____________.


   This is neither an offer to sell nor a solicitation of an offer to buy the stock of First Federal of Olathe Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy First Federal of Olathe Bancorp stock would be unlawful. The shares of First Federal of Olathe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                        III. Question and Answer Brochure


A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer specifically some of the most commonly asked questions; and b) to highlight in brochure form the intended stock purchases of First Federal's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.       Method of Distribution

         There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures must always be accompanied by a Prospectus.

          1. A Question and Answer brochure is sent out in the initial mailing to all members of First Federal.

          2. Question and Answer brochures are available in First Federal's Stock Information Center.

          3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                     PROPOSED OFFICER AND DIRECTOR PURCHASES

                    Total Shares       Aggregate Price of      Percent of Shares
Name and Position     Purchased         Shares Purchased             Issued*
-----------------   ------------       -------------------     -----------------













     * Based on the issuance of 510,000 shares at the midpoint of the Estimated Valuation Range

                              QUESTIONS AND ANSWERS
                                    REGARDING
                             THE PLAN OF CONVERSION


On ________________ the Board of Directors of First Federal Savings and Loan Association of Olathe ("First Federal") unanimously adopted the Plan of Conversion, pursuant to which First Federal will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Conversion"). In addition, all of First Federal's outstanding capital stock will be issued to First Federal Of Olathe Bancorp, Inc. ("First Federal of Olathe Bancorp"), which First Federal organized to be its holding company.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, First Federal will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on First Federal's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with First Federal.

For complete information regarding the Conversion, see both the Prospectus and the Proxy Statement dated ___________. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at
_____________.

         This is neither an offer to sell nor a solicitation of an offer to buy the stock of First Federal of Olathe Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy First Federal of Olathe Bancorp stock would be unlawful. The shares of First Federal of Olathe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                              QUESTIONS AND ANSWERS

                         First Federal of Olathe Bancorp
                        (the proposed holding company for
                                 First Federal)

                           MUTUAL TO STOCK CONVERSION

          1.   Q. What is a "Conversion"?

               A. Conversion is a change in the legal form of organization. First Federal currently operates as a federally-chartered mutual savings bank with no stockholders. Through the Conversion, First Federal will become a federally-chartered stock savings bank, and the stock of its holding company, First Federal of Olathe Bancorp, will be held by those individuals who purchase stock in the Subscription and Community Offerings or in the open market following the Offerings.

          2.   Q. Why is First Federal converting?
               A. First Federal, as a mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, First Federal will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of First Federal by providing a larger capital base from which First Federal may operate, the ability to attract and retain qualified management through stock-based employee benefit plans, enhanced ability to diversify into other financial services related activities and expanded ability to render services to the public.

                    The Board of Directors and management of First Federal believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. In fact, there has been a significant decline in the number of mutual thrifts from over 12,500 mutual institutions at their height in the late 1920's to fewer than 800 mutual thrifts today.

                    First Federal believes that converting to the stock form of organization will allow First Federal to more effectively compete with local community banks, thrifts, and with statewide and regional banks, which are in stock form. First Federal believes that by combining its existing quality service and products with a local ownership base, First Federal's customers and community members who become stockholders will be inclined to do more business with First Federal.

                    Furthermore, because First Federal competes with local and regional banks not only for customers, but also for employees, it believes that the stock form of organization will better afford First Federal the opportunity to attract and retain employees, management and directors through various stock benefit plans which are not available to mutual savings institutions.

          3. Q. Is the Conversion beneficial to the communities that First Federal serves?
               A. Management believes that the structure of the Subscription and Community Offerings is in the best interest of the communities that First Federal serves because following the Conversion it is anticipated that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the Offerings will be sold to residents of ___________ County, Kansas.

          4. Q. What effect will the Conversion have on deposit accounts and loans?
               A. Terms and balances of accounts in First Federal and interest rates paid on such accounts will not be affected by the Conversion. Insurable accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with First Federal.

          5. Q. Will the Conversion cause any changes in First Federal's personnel?
               A. No. Both before and after the Conversion, First Federal's business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

          6. Q. What approvals must be received before the Conversion becomes effective?
               A. First, the Board of Directors of First Federal must adopt the Plan of Conversion, which occurred on ______________. Second, the Office of Thrift Supervision must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by First Federal's voting members. A Special Meeting of voting members will be held on ______________ to consider and vote upon the Plan of Conversion.

                      FIRST FEDERAL OF OLATHE BANCORP, INC.

          7.   Q. What is a holding company?
               A. A holding company is a business entity that owns another entity. Concurrent with the Conversion, First Federal will become a subsidiary of First Federal of Olathe Bancorp, a holding company First Federal formed to hold all of its outstanding capital stock.

          8. Q. If I decide to buy stock in this offering, will I own stock in First Federal of Olathe Bancorp or First Federal?

               A. You will own stock in First Federal of Olathe Bancorp. However, First Federal of Olathe Bancorp, as a holding company, will own all of the outstanding capital stock of First Federal.

          9. Q. Why did the Board of Directors form First Federal of Olathe Bancorp?
               A. The Board of Directors believes that the Conversion of First Federal and the formation of First Federal of Olathe Bancorp will result in a stronger financial institution with the ability to provide additional flexibility to diversify First Federal's business activities.

                          ABOUT BECOMING A STOCKHOLDER

          10.  Q. What are the Subscription and Community Offerings?
                 A. Under  the  Plan of  Conversion,  First  Federal  of  Olathe
                    Bancorp is offering shares of stock in the Subscription Offering, to certain current and former customers of First Federal and to First Federal's Employee Stock Ownership Plan ("ESOP"). Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Community Offering with preference given to natural persons and their trusts who are permanent residents of _____________ County, Kansas. These Offerings are consistent with the board's objective of First Federal being a locally owned financial institution. The Subscription Offering, and the Community Offering, if conducted, are being managed by Trident Securities. It is anticipated that any shares not subscribed for in either the Subscription or Community Offerings may be offered for sale in a Syndicated Community Offering, an offering held on a best efforts basis by a selling group of broker-dealers.

          11. Q. Must I pay a commission to buy stock in conjunction with the Subscription Offering or Community Offering?
               A. No. You will not pay a commission to buy the stock if the stock is subscribed for in the Subscription Offering, or the Community Offering, if conducted.

          12. Q. How many shares of First Federal of Olathe Bancorp common stock will be issued in the Conversion?
               A. It is currently expected that between 552,500 shares and _______ shares of common stock will be sold at a price of $10.00 per share. Under certain circumstances the number of shares may be increased to 859,625.

          13.  Q. How was the dollar size of the offering determined?
               A. The aggregate price of the common stock was determined by RP Financial., an independent appraisal firm specializing in the thrift industry, and was approved by the Office of Thrift Supervision. The dollar size of the offering is based on the pro forma market value of First Federal and First Federal of Olathe Bancorp, as determined by the independent evaluation.

          14.  Q. Who is entitled to subscribe for stock in the Conversion?
               A. The shares of First Federal of Olathe Bancorp to be issued in the Conversion are being offered in the Subscription Offering to the following categories in order of priority:
                    (i) depositors whose accounts in First Federal total $50.00 or more as of

                    June 30, 1998, (ii) First Federal's ESOP, (iii) depositors with $50.00 or more on deposit at First Federal as of December 31, 1999, but not otherwise eligible in the first two priority categories, and (iv) depositors of First Federal as of ______, 1999, and borrowers as of ________, 1999 whose loans continued to be outstanding as of _______, 1999, but who are not otherwise eligible in the first three priority categories. All of which is subject to the priorities and purchase limitations set forth in the Plan of Conversion. Common Stock not subscribed for in the
                    Subscription Offering may be offered in the Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in _____________ County, Kansas. Shares not subscribed for in the Subscription, or the Community Offerings, if any, may be offered to the general public in a Syndicated Community Offering.

          15.  Q. Are the subscription rights transferable?
               A. No. Subscription rights granted to First Federal's depositors and borrowers in the Conversion are not transferable. Persons violating such prohibition, directly or indirectly, may lose their right to subscribe for stock in the Conversion and be subject to other possible sanctions. It is the responsibility of each subscriber who is a depositor and/or borrower to list completely all account numbers for qualifying savings accounts or loans as of the qualifying date on the stock order form.

          16. Q. What are the minimum and maximum numbers of shares that I can subscribe for in the Conversion?
               A. The minimum stock purchase is 25 shares or $250.00. The maximum purchase in the Conversion by any person or person exercising rights through one account other than the ESOP, is 10,000 shares or $100,000.00. The maximum purchase for any person, related persons or persons acting together is 20,000 shares or $200,000.00.

          17. Q. Will the Board of Directors and management of First Federal subscribe for stock in First Federal of Olathe Bancorp?
               A. Directors and executive officers of First Federal are expected to subscribe for 79,000 shares. The directors and executive officers will pay the same $10.00 per share price as all other persons who order stock in the Subscription or Community Offerings.

          18.  Q. How do I subscribe for shares of stock?
               A. To subscribe for shares of stock in the Subscription Offering, you should send or deliver an original stock order form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to First Federal in the postage-paid envelope provided. The stock order form and payment or withdrawal authorization instructions must be received prior to the close of the Subscription Offering, which will terminate at 12:00 noon, Central Time, on _______, 2000, unless extended. Payment for shares may be made by check, money order or account withdrawal. Subscribers who have deposit accounts with First Federal may include instructions on the stock order form requesting withdrawal from such deposit account(s) to subscribe for shares of First Federal of Olathe Bancorp. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.

                    If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Community Offering, which may commence at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than ______, 2000. Persons who wish to order stock in the Community Offering should return their stock order form as soon as possible after the Community Offering begins. Members of the general public should contact the Stock Information Center at _____________ for additional information before submitting an order in the Community Offering.

          19. Q. May I use funds in a retirement account to subscribe for stock?
               A. Yes. If you are interested in using funds held in your retirement account at First Federal, you will need to transfer those funds to a self-directed brokerage IRA with the broker of your choice. This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. Due to the additional paperwork involved; however, IRA transfers often require several days to complete. Therefore, the process should be initiated as soon as possible to have the self-directed IRA in place to subscribe for the stock before the offering closes on ______, 2000. First Federal will not be responsible for delays caused by third party brokerage firms which could result in IRA stock orders not meeting the _______, 2000 deadline. For additional information or names of local brokers offering this option, call the Stock Information Center at _____________.

          20. Q. Will I receive interest on funds I submit for a stock subscription?
               A. Yes. First Federal will pay interest at its passbook savings account rate from the date the funds are received until completion of the stock offering or termination of the Conversion. All funds authorized for withdrawal from deposit accounts with First Federal will continue to earn interest at the contractual rate until the date of the completion of the Conversion.

          21. Q. May I obtain a loan from First Federal to pay for shares subscribed for in the Conversion?
               A. No. Federal regulations prohibit First Federal from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of subscribing for stock in the Conversion.

          22. Q. If I buy stock in the Conversion, how would I go about buying additional shares or selling shares in the aftermarket?
               A. You would contact a stock broker to buy or sell shares. However, as a newly organized company, First Federal of Olathe Bancorp has never issued capital stock, and consequently there is no established market for its Common Stock at this time. First Federal of Olathe Bancorp has requested that Trident Securities make a market for the Common Stock through the OTC Electronic Bulletin Board. However, it is unlikely that an active trading market for the Common Stock will develop, and there can be no assurance that the shares of Common Stock being offered in the Conversion can be resold at or above the $10.00 purchase price.

          23.  Q. What is First Federal of Olathe Bancorp's dividend policy?
               A. After we complete the conversion, our Board of Directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay semi-annual cash dividends on the common stock at an initial rate of $0.40 per share per annum (representing 4.0% of the purchase price), commencing at the end of fiscal 2000. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends. However, we have committed to the OTS that we will not take any action toward paying a tax-free return of capital during the first year after we complete the conversion.

          24. Q. Will the FDIC insure the shares of First Federal of Olathe Bancorp?
               A. No. The shares of First Federal of Olathe Bancorp are not savings deposits or savings accounts and are not insured by the FDIC or any other government agency.

          25. Q. If I subscribe for shares and later change my mind, will I be able to get a refund or modify my order?
               A. No. Your order cannot be canceled, withdrawn or modified once it has been received by First Federal without the consent of First Federal.

                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION


          26. Q. Who is eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?
               A. You are eligible to vote at the Special Meeting of Members to be held on ______, 2000 if you were a depositor or borrower of First Federal at the close of business on ______, 2000, and continue as such until the Special Meeting. If you were a member on ______, 2000, you should have received a proxy statement and a proxy card with which to vote.

          27.  Q. How many votes do I have?

               A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account(s) as of _____, 2000. Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes. These voting criteria are established by law under First Federal's charter.


          28. Q. If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the Subscription Offering?
               A. No. Voting against the Plan of Conversion in no way restricts you from purchasing First Federal of Olathe Bancorp stock.

          29. Q. Did the Board of Directors of First Federal unanimously adopt the Plan of Conversion?
               A. Yes. First Federal's Board of Directors unanimously adopted the Plan of Conversion and recommends that all members vote "FOR" approval of such Plan.

          30. Q. What happens if First Federal does not get enough votes to approve the Plan of Conversion?
               A. The Conversion would not take place, and First Federal would remain a mutual savings bank.

          31. Q. As a qualifying depositor or borrower of First Federal, am I required to vote?
               A. No. However, failure to return your proxy card or otherwise vote will have the same effect as a vote AGAINST the Plan of Conversion.

          32.  Q. What is a Proxy Card?
               A. A proxy card gives you the ability to vote without attending the Special Meeting in person. If you received more than one informational packet, then you should vote the proxy cards in all packets. Your proxy card(s) is (are) located in the window sleeve of your informational packet(s).

                    You may attend the meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy. Previously executed proxies, other than those proxies sent pursuant to the Conversion, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.

               33. Q. How can I get further information concerning the stock offering?
                    A. You may call the Stock Information Center at _____________ for further information or to request a copy of the Prospectus, a stock order form, a proxy statement or a proxy card.

                    This is  neither an offer to sell nor a  solicitation  of an offer to buy the stock of First Federal of Olathe Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy First Federal of Olathe Bancorp stock would be unlawful. The shares of First Federal of Olathe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.


            IV. Individual Letters and Community Meeting Invitations


A.    Explanation

In order to educate the public about the stock offering, Trident suggests holding community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of First Federal submit a list of people that he or she would like to invite to a community meeting.

B.    Method of Distribution of Invitations and Prospect Letters

Each Director submits his or her list of prospects. Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting. Letters will be sent all attendees to thank them for their attendance and to remind them of closing dates.

C. Examples enclosed.

                              (Trident Letterhead)




                                February __, 2000





To Members and Friends of First Federal Savings and Loan Association of Olathe:

         Trident Securities, a member of the National Association of Securities Dealers, Inc., is assisting First Federal Savings and Loan Association of Olathe ("First Federal") in its Conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, whereby First Federal will operate as a wholly-owned subsidiary of First Federal Of Olathe Bancorp, Inc. ("First Federal of Olathe Bancorp").

         At the request of First Federal, we are enclosing materials explaining the subscription offering process and your right to subscribe for common shares of First Federal of Olathe Bancorp. Please read the enclosed offering materials carefully before subscribing for stock.

         If you have any questions,  please call the Stock Information Center at
_____________.



                                                              Sincerely,

                                                              TRIDENT SECURITIES



    This is neither an offer to sell nor a solicitation of an offer to buy the stock of First Federal of Olathe Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy First Federal of Olathe Bancorp stock would be unlawful. The shares of First Federal of Olathe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                           (First Federal Letterhead)
                               ____________, 2000
Dear Valued Customer:

         First Federal Savings and Loan Association of Olathe ("First Federal") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of First Federal in that it allows customers, community members, directors and employees an opportunity to own stock in First Federal Of Olathe Bancorp, Inc. ("First Federal of Olathe Bancorp"), the proposed holding company for First Federal.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage deposits at First Federal, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with First Federal. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of First Federal.

         As one of our valued members, you have the opportunity to invest in First Federal's future by subscribing for stock in First Federal of Olathe Bancorp during the Subscription Offering, without paying a sales commission. If you decide to exercise your rights to subscribe for shares, you must return the properly completed stock order form together with full payment for the subscribed shares to be received by First Federal no later than 12:00 noon. Central Time on ______, 2000.

         The Plan of Conversion will be voted on at a Special Meeting of members to be held on _____, 2000. Your Board of Directors urges you to vote "FOR" First Federal's Plan of Conversion on the enclosed proxy card. A vote in favor of the Plan does not obligate you to subscribe for stock. Please sign and return your proxy card promptly; your vote is important to us.

         We have also enclosed a Prospectus and Proxy Statement which fully the describes First Federal, its management, Board of Directors, business and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at _____________.

         We look forward to continuing to provide quality financial services to you.

                                            Sincerely,

                                            Mitch Ashlock
                                            President and CEO

    This is neither an offer to sell nor a solicitation of an offer to buy the stock of First Federal of Olathe Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy First Federal of Olathe Bancorp stock would be unlawful. The shares of First Federal of Olathe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                           (First Federal Letterhead)

                                                 ____________, 2000

Dear Interested Investor:

         First Federal Savings and Loan Association of Olathe ("First Federal") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of First Federal in that it allows customers, community members, directors and employees an opportunity to own stock in First Federal Of Olathe Bancorp, Inc. ("First Federal of Olathe Bancorp"), the proposed holding company for First Federal.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on First Federal deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with First Federal. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of First Federal.

         Enclosed is a Prospectus fully describing First Federal, its management, Board of Director, business and Plan of Conversion. Please review it carefully before you make an investment decision. If you decide to invest, please return to First Federal a properly completed stock order form together with full payment for shares at your earliest convenience but not later than 12:00 noon Central Time on _______, 2000. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at _____________.

         We look forward to continuing to provide quality financial services to you.

                                            Sincerely,


                                            Mitch Ashlock
                                            President and CEO

    This is neither an offer to sell nor a solicitation of an offer to buy the stock of First Federal of Olathe Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy First Federal of Olathe Bancorp stock would be unlawful. The shares of First Federal of Olathe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                           (First Federal Letterhead)

                                                 ____________, 2000

Dear Friend:

         First Federal Savings and Loan Association of Olathe ("First Federal") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of First Federal in that it allows customers, community members, directors and employees an opportunity to own stock in First Federal Of Olathe Bancorp, Inc. ("First Federal of Olathe Bancorp"), the proposed holding company for First Federal.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on First Federal deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with First Federal. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of First Federal.

         Our records indicate that you were a depositor of First Federal on June 30, 1998 or December 31, 1999, but that you were not a member on January __, 2000. Therefore, under applicable law, you are entitled to subscribe for Common Stock in First Federal of Olathe Bancorp's Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on March __, 2000 and upon receipt of all required regulatory approvals.

         If you decide to exercise your rights to subscribe for stock, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by First Federal not later than 12:00 noon. Central Time on _____, 2000.

         Enclosed is a Prospectus that fully describes First Federal, its management, Board of Directors, business and Plan of Conversion. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at _____________.

         We look forward to continuing to provide quality financial services to you.

                                            Sincerely,

                                            Mitch Ashlock
                                            President and CEO
   This is neither an offer to sell nor a solicitation of an offer to buy the stock of First Federal of Olathe Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy First Federal of Olathe Bancorp stock would be unlawful. The shares of First Federal of Olathe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

* Final Reminder Letter *

                                                   _________, 1999


&salutation&firstname&lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         I am writing to remind you that the deadline for subscribing for stock in First Federal of Olathe Bancorp is quickly approaching. I hope you will join me in becoming a charter stockholder in one of Kansas's newest publicly owned financial institutions.

         The deadline for becoming a charter stockholder is 12:00 Noon, Central Time, on _____, 2000. If you have any questions, please call our Stock Information Center at _____________.

         Once again, I look forward to having you join me as a charter stockholder in First Federal of Olathe Bancorp.

                                                              Sincerely,



                                                              Mitch Ashlock
                                                              President and CEO


   This is neither an offer to sell nor a solicitation of an offer to buy the stock of First Federal of Olathe Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy First Federal of Olathe Bancorp stock would be unlawful. The shares of First Federal of Olathe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                           The Directors and Officers

                                       of

              First Federal Savings and Loan Association of Olathe

                     cordially invite you to attend a brief

                  presentation regarding the stock offering of

              First Federal of Olathe Bancorp, our proposed holding
                                    company.

                              Please join us at the

                                 --------------

                              ---------------------

                           ---------------------------

                                  ------------
                                for refreshments

YOU MUST RESPOND BY ____________ TO RESERVE A SEAT
R.S.V.P. _____________






                       V. Counter Cards and Lobby Posters

A.       Explanation

         Counter cards and lobby posters serve two purposes: (1) As a notice to First Federal's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Many people often forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.       Quantity

         Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk. Approximately 1 - 2 Lobby posters will be used at First Federal's office.

C.       Example

D.       Size

         The counter card will be approximately 8 1/2" x 11". The lobby poster will be approximately 16" x 20".

C.

                             POSTER OR COUNTER CARD


                           "TAKE STOCK IN OUR FUTURE"

                        "FIRST FEDERAL OF OLATHE BANCORP
                            STOCK OFFERING MATERIALS
                                 AVAILABLE HERE"

               "DEADLINE TO SUBSCRIBE FOR STOCK IS ______, 2000."

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE

                               VII. Proxy Reminder


A.       Explanation

         A proxy reminder is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

         The target vote depositors are determined by the conversion agent.

B.       Example

C.       Size

         Proxy reminder is approximately 8 1/2" x 11".

B.       Example
----------------------------------------------------

                            P R O X Y R E M I N D E R

              First Federal Savings and Loan Association of Olathe


YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED.
YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN OF CONVERSION.

VOTING FOR THE PLAN OF CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY SUBSCRIBE FOR STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR
DELIVER, THE PROXY CARD TO FIRST FEDERAL TODAY.

PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.  THANK YOU.

                    THE BOARD OF DIRECTORS AND MANAGEMENT OF
                    FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
-----------------------------------------------------------------

                        IF YOU RECENTLY MAILED THE PROXY,
               PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST

                   FOR FURTHER INFORMATION CALL _____________.

    This is neither an offer to sell nor a solicitation of an offer to buy the stock of First Federal of Olathe Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy First Federal of Olathe Bancorp stock would be unlawful. The shares of First Federal of Olathe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                     VII. Subscription Rights Special Notice



A.       Explanation

         In an effort to educate depositors and/or borrowers of First Federal about their subscription rights and the possible violation or transfer of subscription rights which could occur, each member and friend will receive a special one-page notice. The notice should be printed on a colored paper and will contain language from the Prospectus that discusses the transfer of subscription rights.

         A.    Example enclosed

                               Subscription Rights


                                 Special Notice



         Any transfer of, or attempt to transfer, a subscription right to any other person is illegal and subject to civil fines and/or penalties and even criminal fines and/or penalties. First Federal Savings and Loan Association of Olathe intends to prosecute vigorously any transfer of, or attempt to transfer, subscription rights that come to its attention.

If you are contacted by anyone offering to give you money to buy stock in exchange for transferring the stock to them later, share in any way proceeds upon the sale of the stock, or transfer your subscription rights in any other way, please call us immediately at _____________.